UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2007

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On May 21, 2007, the Bonneville Power Administration (BPA) notified Avista Corporation (Avista) and six other investor-owned utilities (IOUs) in the Pacific Northwest that it is immediately suspending payments made to the IOUs pursuant to settlement agreements entered to resolve BPA’s residential exchange program obligations. The IOUs pass these payments through to their residential and small-farm customers via a credit to their monthly electric bills.

Previously, Avista has executed settlement agreements with BPA to resolve each party’s rights and obligations related to these payments for the period October 1, 2001, through September 30, 2011. The payments that Avista receives under the agreements with BPA are passed through directly to its residential and small-farm customers. The current BPA rate period covers the period from October 1, 2006, through September 30, 2011. Numerous parties filed Petitions for Review in the United States Ninth Circuit Court of Appeals challenging the agreements between Avista and BPA, as well as BPA’s agreements with the other IOUs.

On May 3, 2007, the United States Ninth Circuit Court of Appeals ruled that BPA exceeded its authority when it entered into the settlement agreements with the IOUs (including Avista) for the period from 2001 through 2011 and that those settlement agreements are inconsistent with the Northwest Power Act. BPA has concluded that the Ninth Circuit’s decisions create substantial doubt about whether its certifying officer can certify additional payments under the settlement agreements. As a result, BPA notified the IOUs that it is immediately suspending such payments. In its May 21, 2007, notice, BPA indicated that the suspension of payments will continue at least until any requests for rehearing are filed and the Ninth Circuit issues final decisions on those requests for rehearing.

On May 23, 2007, Avista made filings with the Washington Utilities and Transportation Commission and the Idaho Public Utilities Commission requesting that the credit associated with Avista’s settlement agreements with BPA be eliminated from its customers’ monthly electric bills. Assuming a mid-June 2007 effective date, Avista estimates that it will have an over-refunded balance of approximately $5.1 million ($3.4 million in Washington and $1.7 million in Idaho). Avista expects to ultimately recover this over-refunded balance either through a charge to customers or future payments from BPA. The over-refunded balance results from the timing of payments received from the BPA and allocation of those funds to customers based on seasonal demand. When the existing rate credit was established it was projected that the balancing account would reach zero at the end of the contract year (October 2007).

Avista intends to join with the other IOUs to pursue all available options necessary - judicial, administrative, or legislative - to restore the payments provided by the settlement agreements and thus restore the corresponding credits to Avista’s customers. Since these payments are passed through to Avista’s customers as adjustments to electric bills, the suspension of payments from BPA is not expected to have any effect on Avista’s net income. There is currently not enough information to allow Avista to assess the probability or amount of any potential liability that may be incurred related to any issues regarding payments made to Avista pursuant to the settlement agreements. Since 2001, Avista has passed through to its customers approximately $70 million pursuant to the settlement agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: May 25, 2007	/s/ Malyn K. Malquist
Malyn K. Malquist
Executive Vice President and Chief Financial Officer